U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                Commission file number: 1-6494
                                                CUSIP number:_________________
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
(Check One): [ X] Form 10-K  [  ] Form 20-F  [ ]Form 11-K  [  ] Form 10-Q  [  ] Form N-SAR
                                                                           [  ] [N-CSR]
             For Period Ended: December 31, 2002
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             [ ] Transition Report on Form 10-K [ ] Transition Report on
             Form 20-F [ ] Transition Report on Form 11-K [ ] Transition
             Report on Form 10-Q [ ] Transition Report on Form N-SAR For
             the Transition Period Ended:
             -----------------------------------------------------------------------------
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Read Instruction (on back page) Before Preparing Form.  Please Print or Type

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

                                    Indiana Gas Company, Inc.
                                    Full Name of Registrant

                                              N/A
                                    Former Name if Applicable

                                       20 N.W. 4th Street
            Address of Principal Executive Office (Street and Number)

                                    Evansville, Indiana 47708
                                    City, State and Zip Code



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PART II -- RULES 12b-25(b) and (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or Form N-CSR or portion thereof, will be filed on or before the fifteenth calendar day following the rescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III --  NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company was not able to complete the required financial statements on a timely basis. The Company expects to file the required report within the allotted extension.

PART IV -- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

           M. Susan Hardwick
     Vice President and Controller          (812)           491-4305
     ------------------------------         -----           --------
                (Name)                   (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file much report(s) been filed? If answer is no, identify report(s). [X] Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Subsequent to the issuance of the Company's 2001 financial statements, the Company's management determined that previously issued financial statements should be restated. The restatement will have the effect of decreasing net income for 2001 by approximately $8.1 million and increasing net income for 2000 by approximately $0.2 million. The restatement will decrease reported retained earnings as of January 1, 2000 by $1.2 million. These errors primarily related to gas inventory accounting, the proper clearing of employee benefit related costs routinely accumulated on the balance sheet, and other reconciliation errors and other errors related to the recording of estimates.

                            Indiana Gas Company, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                            /s/ M. Susan Hardwick
                                        By: M. Susan Hardwick
Date: March 31, 2002                        Vice President and Controller

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION


                 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
          CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.2.2b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notifications.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ((S)232.201 or (S)232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ((8)232.13(b) of this chapter).